CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities Offered	Offering Price	Registration Fee(1)
2.000% Ally Financial Term Notes, Series A Due June 15, 2014	$1,230,000	$167.77
3.350% Ally Financial Term Notes, Series A Due December 15, 2016	$6,613,000	$902.01
(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

						Filed under Rule 424(b)(2), Registration Statement No. 333-183535
			Pricing Supplement No. 4 - Dated Monday, December 3, 2012 (To: Prospectus dated August 24, 2012)
CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DAK7	$1,230,000.00	100.000%	0.575%	$1,222,927.50	Fixed	2.000%	Semi-Annual	06/15/2014	06/15/2013	$10.50	No	Senior Unsecured Notes

Redemption Information: Non-Callable
02006DAL5	$6,613,000.00	100.000%	1.300%	$6,527,031.00	Fixed	3.350%	Monthly	12/15/2016	01/15/2013	$3.63	No	Senior Unsecured Notes

Redemption Information: Callable at 100% on 12/15/2013 and Monthly thereafter with 30 Calendar Days Notice.

Ally Financial Inc.	Offering Date: Tuesday, November 27, 2012 through Monday, December 3, 2012	Ally Financial Inc.
Trade Date: Monday, December 3, 2012 @ 12:00 PM ET
Ally Financial Term Notes, Series A
	Settle Date: Thursday, December 6, 2012	Prospectus dated August 24, 2012
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc
Agents: Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan
If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.
Legal Matters- Validity of the Notes:
In the opinion of counsel to Ally Financial Inc. (the “Company”), when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture dated as of September 24, 1996,with The Bank of New York Mellon (as successor to JPMorgan Chase
Bank, N.A.), as trustee (the “Trustee”), as amended and supplemented from time to time (the “Indenture”), and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and provided that I express no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law, (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to Federal laws of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture, the Trustee’s authentication of the notes, and the validity, binding nature and enforceability of the Indenture with respect to the Trustee, and the genuineness of signatures and to such counsel’s reliance on the Company and other sources as to certain factual matters, all as stated in the letter of such counsel dated August 24, 2012, which has been filed as Exhibit 5.1 to the
Registration Statement.